Exhibit 10.3

November 2, 2014

Dear Alex,

Novatel Wireless, Inc. (the “Company”) is pleased to extend the offer of continued employment set forth in this letter (this “Offer Letter”). Your employment under this Offer Letter, if you accept our offer, would commence effective November 2, 2014 (the “Effective Date”), according to the terms outlined below. Capitalized terms not defined in the Offer Letter have the meanings ascribed to them on Appendix A.

POSITION:	You will continue to be our Chief Executive Officer, an exempt position which you accepted pursuant to the employment agreement between you and the Company dated August 4, 2014 (the “Employment Agreement”). You will report to our Board of Directors. This is a full-time position. The Company recognizes that you also perform services related to MSG Telco Company, AM Ventures Holdings, Inc., QWireless, Inc., Governing Dynamics Investment, LLC and Paradigm Shifting Solutions, LLC (the “Entities”). During the Employment Period, except for services related to the Entities (and then, only to the extent such services do not materially interfere with the performance of your duties to the Company), you shall not (i) become employed by, engaged in or render business services for any Person other than the Company and its Subsidiaries or (ii) be a member of the board of directors of any Person (other than MSG Telco Company and charitable or nonprofit organizations), in any case without the consent of the Company; provided that nothing herein shall preclude you from engaging in charitable or community affairs and managing your personal investments, including Governing Dynamics Investment, LLC, Paradigm Shifting Solutions, LLC and AM Ventures Holdings, Inc., to the extent that such other activities do not violate the Confidentiality Agreement, as defined below. Notwithstanding anything to the contrary in this Offer Letter or the Confidentiality Agreement, it shall not be a breach of this Offer Letter or the Confidentiality Agreement for you to hold not more than two percent (2%) of the outstanding securities of any class of any publicly-traded securities of any Person.

During the Employment Period, you agree to use your reasonable best efforts to ensure that the business and activities of the Company and its Subsidiaries are conducted in compliance with all applicable laws, rules, and regulations in all material respects. By signing this Offer Letter, you confirm that you are under no contractual or other legal obligations that would limit or prohibit you from performing your duties with the Company.

TERM:	Subject to the terms and conditions of this Offer Letter, the Company agrees to employ you and you agree to be employed by the Company for a period of three (3) years (the “Term”), beginning on the Effective Date. This Offer Letter shall automatically renew for one year periods, unless terminated by either party by written notice of termination given to the other party at least 90 days in advance of the then-applicable termination date or unless otherwise terminated hereunder.

BASE COMPENSATION:	Your annual base salary will be $530,000 (“Base Salary”), of which $371,000 shall be payable in cash on the same schedule as other senior executives. Subject to the terms of this offer, $159,000 of your Base Salary will be paid through the issuance of restricted stock units (“RSUs”) on the first trading day of each calendar year during your employment, commencing with calendar year 2015 (each, first trading day is an “RSU Grant Date”). On each RSU Grant Date you will be granted RSUs the number of which will be determined by dividing $159,000 by the closing price of one share of Company Common Stock on the RSU Grant Date. Such RSUs shall vest in 12 equal monthly installments from the RSU Grant Date. With respect to calendar year 2014, within 30 days of the Effective Date, you will be granted RSUs, the number of which will be determined by dividing $26,500 by the closing price of one share of Company Common Stock on the date of grant. Those RSUs shall vest in two equal installments on the last trading day of November and December, 2014. All vesting described in this Base Compensation Section is subject to your remaining continuously employed with the Company though each such grant and vesting date. The Company, at any time, may elect to convert all or a portion of future RSU grants for time periods after December 31, 2016 into cash payments with written notice to you prior to the start of the applicable calendar year. You shall have the right, commencing with the calendar year 2017, to receive your full Base Salary without any RSUs, so long as you provide written notice to the Company at least 15 business days prior to the start of the applicable calendar year that you elect to receive your full Base Salary. For the sake of clarity, your Base Salary shall be prorated for partial calendar years. Your Base Salary will be reviewed annually in accordance with standard practice of the Company for its Named Executive Officers (within the meaning of Regulation S-K promulgated by the Securities and Exchange Commission), (“Named Executive Officers”). The RSUs described in this Base Compensation Section are referred to as the “Compensatory RSUs.”

BONUS:	Commencing with calendar year 2015, you will be eligible to receive an annual bonus with a target bonus opportunity of 60% of your Base Salary attributable to such bonus period, based on performance criteria established by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) in its sole discretion. Those annual bonuses shall be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured and you will not be entitled to any such annual bonus or earn it unless you are employed by the Company at the earlier of (i) the time the bonus is paid or (ii) March 15 of the year following the calendar year to which the bonus is attributable. Notwithstanding the foregoing, if you receive an Incentive Award pursuant to subsection (ii) of the following paragraph, your calendar year 2015 bonus period will be April 1, 2015 through December 31, 2015, and your target bonus opportunity attributable to calendar year 2015 will be calculated based on your Base Salary attributable to such period.

In addition, so long as you have not been terminated for Cause and have not resigned other than for Good Reason before the end of 2015, you will be eligible to receive an incentive award equal to $282,000 (the “Incentive Award”) to the extent that the Board determines that the Company has achieved the criteria set forth in the Company’s 2014 Incentive and Retention Bonus Plan or such bonus is paid to other senior executives of the Company, with respect to either (i) the third and fourth quarter of 2014 or (ii) the fourth quarter of 2014 and the first quarter of 2015. Any such Incentive Award will be paid during calendar year 2015.

EQUITY AWARD:	The 72,308 restricted stock units (RSUs) that you were granted pursuant to the Employment Agreement shall continue to vest through December 2014 subject to your continued employment through each such vesting date and shall remain subject to the applicable award agreement and the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan. In addition, if you decide to sign this Offer Letter, the Company will grant you RSUs and non-qualified options to purchase shares of the Company’s Common Stock. Within 30 days of the Effective Date, the Company will grant you an additional 330,965 RSUs which shall vest in three equal annual installments, commencing with the first anniversary of the Effective Date. In addition, within 30 days of the Effective Date, the Company will grant you options to purchase (i) 700,000 shares of the Company’s Common Stock with a per share exercise price equal to the higher of (a) the closing price of the Company’s Common Stock on the grant date or (b) $2.75 (the “$2.75 Options”) and (ii) 300,000 shares of the Company’s Common Stock with a per share exercise price equal to $5.00 (the “Second Options”). In addition, in January 2015, the Company will grant you options to purchase (i) 200,000 shares of the Company’s Common Stock with a per share exercise price equal to the higher of (a) the closing price of the Company’s Common stock on the grant date or (b) $5.00 (together with the Second Options, the “$5.00 Options”) and (ii) 500,000 shares of the Company’s Common Stock with a per share exercise price equal to the higher of (a) the closing price of the Company’s Common stock on the grant date or (b) $7.50 (the “7.50 Options”). One-third (1/3) of the option shares under each of these four grants will vest on the first anniversary of the Effective Date with the remaining two-thirds (2/3) of the option shares under each of these four grants vesting 1/24th on each of the 24 monthly anniversaries of the first anniversary of the Effective Date. The vesting of both RSUs and your options to purchase shares of the Company’s Common Stock shall be subject in each case to your continued employment with the Company through each such vesting date. The $2.75 Options will have a maximum term of three years and one month from the Effective Date, the $5.00 Options will have a maximum term of five years from the Effective Date, and the $7.50 Options will have a maximum term of ten years from the Effective Date; provided that you remain continuously employed with the Company through each such date; otherwise, those options will expire as provided in the 2009 Omnibus Incentive Compensation Plan (or a successor plan) and associated grant documents. If the Company grants annual refreshes of RSUs and/or options to purchase shares of the Company’s Common Stock to other Named Executive Officers then you will participate in that refresh, subject to possible pro-ration for time employed during the year prior to any such refresh date and the Compensation Committee’s approval. All equity awards described in this Offer Letter will be subject to the terms and conditions of the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (or a successor plan) and associated grant documents. Notwithstanding anything to the contrary contained in this Offer Letter, the vesting of each equity award described in this Offer Letter is expressly contingent on the Company having sufficient Common Stock authorized for issuance and reserved under its equity plans.

BENEFITS:	You will be eligible to participate in the Company’s employee benefits programs, including any health, disability, and/or life insurance, to the same extent as, and subject to the same terms, conditions, and limitations applicable to, other employees of the Company of similar rank and tenure, if and when such benefit programs are made available by the Company, and in accordance with the terms of such plans. You also will receive 30 days of paid vacation time per year in accordance with and subject to Company policies. You acknowledge that the Company may change (including cancel) its benefit programs, including any or all of its paid time off policies from time to time, in its discretion and in accordance with applicable law, except that no such action shall adversely affect any of your previously vested rights under such plans.

EXPENSES:	The Company shall reimburse you for reasonable and properly documented business expenses incurred during the Employment Period in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement. Until the earlier of December 31, 2015 or the date you relocate your primary residence to Southern California, the Company will continue to reimburse your travel expenses in accordance with its current practice. If you relocate your primary residence to San Diego County, the Company will reimburse or pay for a portion of your relocation expenses in accordance with its relocation policy. To the extent that any reimbursements pursuant to this Offer Letter are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of the calendar year following the calendar year in which the related expense was incurred. The reimbursements pursuant to this Offer Letter are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. The Company will reimburse you for up to $7,500 in legal fees incurred in connection with the negotiation of this Offer Letter and its Appendices upon presentation of an invoice for such services in accordance with the Company’s expense reimbursement policies.

AT-WILL EMPLOYEE:	If you accept this offer, your employment will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time, with or without Cause or Good Reason or prior notice. Please note that, although your job duties, title, compensation, and benefits, as well as our personnel policies and procedures, may change from time to time, your at-will status only may be changed by a written agreement signed by the Chairman of the Company’s Board of Directors. On termination of your employment for any reason, you agree to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Subsidiary of the Company) and, at the Company’s request, you will execute such documents as are necessary or desirable to effectuate such resignations.

SEVERANCE:	If you experience a termination of employment other than a Covered Termination, you will receive the Accrued Amounts. If you experience a Covered Termination other than during a Change in Control Period, and if you deliver to the Company a general release of all claims against the Company and its affiliates, in the form provided by the Company, which shall be substantially in the form attached as Appendix B (which form may be modified by the Company to comply with the facts and applicable law) (a “Release of Claims”), that becomes effective within 55 days following the Covered Termination and irrevocable within 65 days following the Covered Termination (the “Release Requirements”), then in addition to any Accrued Amounts, the Company shall provide you with the following: (i) a payment equal to the greater of (a) the Base Salary you would have earned had your employment continued through the end of the Term or (b) twelve months of Base Salary (in each case, assuming the Base Salary were paid entirely in cash), payable in cash in the form of salary continuation, commencing on the first normally-scheduled Company payroll date that is at least 75 days following the Termination Date (with any such amounts that normally would have been payable during the period between the Termination Date and such first payment being included in such first payment); (ii) (a) each outstanding and unvested stock option and restricted stock unit award (other than the Compensatory RSUs), held by you that vests solely based upon your continued employment shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to that number of shares of Company Common Stock that would have vested had you continued employment with the Company through December 31 of the year following the calendar year in which your termination of employment occurs (all such equity awards or the proceeds therefrom shall be held by the Company until such time as you timely satisfy the Release Requirements) and (b) each outstanding and unvested Compensatory RSU held by you shall automatically become vested as of immediately prior to the Termination Date with respect to that number of shares of Company Common Stock that would have vested had you continued employment with the Company through the next monthly vesting date; (iii) if you elect to receive continued healthcare coverage pursuant to COBRA, the Company shall directly pay the premium for you and your covered dependents, if any, through the earliest of (x) the 12-month anniversary of the Termination Date, (y) the date you and your covered dependents, if any, become eligible for healthcare coverage under another group health plan and (z) the date that you and or your covered dependents, if any, become no longer eligible for COBRA, and (iv) payment of (a) a pro rata bonus for the calendar year in which your Termination Date occurs based on achievement of the applicable performance goals for the fiscal year of termination based on the number of days in the calendar year during which you were employed by the Company as compared to 365 (based on assumed full achievement of any individual performance goal and criteria and paid to you at the time such bonuses normally are paid, but not later than March 15 of the calendar year following the Covered Termination) and (b) any unpaid annual bonus for the calendar year preceding your Termination Date paid to you at the time such annual bonus normally would have been paid had your employment not terminated, in each such case based on actual achievement of corporate performance goals and criteria as determined by the Compensation Committee, paid to you at the time such bonuses normally are paid, but not later than March 15 of the calendar year following the Covered Termination. The Company shall have no obligation to make any payment under subsection (iii), above, if it reasonably determines that doing so would cause adverse consequences under Section 105(h) of the Code or the Patient Protection and Affordable Care Act or other similar law.

CHANGE IN CONTROL SEVERANCE:	If you experience a Covered Termination during the Change in Control Period, and timely satisfy the Release Requirements, the reference to “12 months of Base Salary” in clause (i)(b), of the Severance provision above, shall instead be “24 months of Base Salary,” the limitations on equity vesting in clause (ii), of the Severance provision above, shall not apply, such that you shall vest in each outstanding and unvested stock option and restricted stock unit award held by you, and the reference to “12-month anniversary of the Termination Date” in clause (iii), of the Severance provision above, shall instead be “18-month anniversary of the Termination Date.” If you are terminated in Contemplation of a Change in Control, you will be eligible to receive the non-Change in Control severance described in the Severance provision; provided, however, that if the Change in Control actually occurs and that Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), upon such Change in Control an extra payment and vesting shall be immediately made to you of any difference between the amounts due under the non-Change in Control severance described in the Severance provision and the amounts due under this Change in Control Severance provision.

SECTION 280G:	Notwithstanding anything in this Offer Letter to the contrary, if any payment or distribution you would receive pursuant to this Offer Letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (a) delivered in full or (b) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and payroll taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation determined by the Company, and reasonably acceptable to you, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and you within fifteen (15)

calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and you. Any reduction in payments and/or benefits pursuant to this provision will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options (with the later vesting reduced first); (3) cancellation of accelerated vesting of stock options (with the later vesting reduced first); and (4) reduction of other benefits payable to you or any such other order determined by the Company that will not result in adverse tax consequences under Section 409A of the Code.

SECTION 409A:	Notwithstanding any provision to the contrary in this Offer Letter, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to the severance provisions above, unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).

Notwithstanding any provision to the contrary in this Offer Letter, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Offer Letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service or (ii) the date of your death. On the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this provision shall be paid in a lump sum to you, and any remaining payments due under this Offer Letter shall be paid as otherwise provided herein. Each payment that will be made under this Offer Letter is designated as a separate payment for purposes of Section 409A of the Code.

OBLIGATIONS:	As a condition of employment with the Company, you must execute the Company’s Inventions Disclosure, Confidentiality & Proprietary Rights Agreement (the “Confidentiality Agreement”), in the form attached as Appendix C. We wish to remind you that as a Company employee, you will be expected to abide by Company rules and policies, including those set forth in the Company’s employee handbook. Except for policies related to at-will employment, which may only be revised as described earlier in this Offer Letter, you understand that any or all Company rules and policies may be revised from time to time, as deemed appropriate, advisable, or required by the Company.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer, entity, or other person to whom you have an obligation of confidentiality, including under any binding agreement. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring on to Company premises any unpublished documents or property belonging to any former employer, entity, or other person to whom you have an obligation of confidentiality.

During the Employment Period and during the period ending on the twelve (12) month anniversary of your Termination Date, you agree not to solicit, entice, encourage, or intentionally influence, or attempt to solicit, entice, encourage, or influence, any employee of, or other Person who performs services for the Company or its Subsidiaries to resign or leave the employment or engagement of the Company or its Subsidiaries. This 12-month period shall be automatically extended by any period in which you are in violation of the foregoing sentence after your Termination Date, to the extent permitted by law.

ELECTRONIC DELIVERY:	The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Offer Letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws or otherwise. By accepting this offer of employment and signing below, you hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

NONDISPARAGEMENT:	You shall not disparage or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders, or employees, either publicly or privately, except in the reasonable good faith performance of your duties to the Company. This obligation does not apply to (i) any testimony, pleading, or sworn statements in any legal or administrative proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent you from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

WITHHOLDING:	All forms of compensation referred to in this Offer Letter are subject to applicable withholding and payroll taxes.

GOVERNING LAW:	Except to the extent governed by Federal law, this Offer Letter shall be governed by and construed in accordance with the laws of the State of California, excluding laws relating to conflicts or choice of law.

COOPERATION:	You agree that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, you will provide reasonable cooperation in connection with any suit, action, or proceeding (or any appeal from any suit, action, or proceeding), or the decision to commence on behalf of the Company any suit, action, or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Subsidiaries’ current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing, which relates to events occurring during the Employment Period as to which you have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing truthful testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of the Employment Period, the Company shall reimburse you for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs. Notwithstanding anything to the contrary, you shall be not be required to devote more than forty (40) hours of your time, pursuant to this Cooperation provision, and all such time expended at a time you are not receiving severance from the Company shall be compensated at the rate of $500 per hour, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

ARBITRATION:	The parties agree that any disputes between them (including claims against the Company’s employees, officers, directors, shareholders, agents, successors, and assigns) relating or pertaining to or arising out of your employment with the Company will be submitted exclusively to binding arbitration before a neutral arbitrator in accordance with the rules of the American Arbitration Association in San Diego, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. The parties understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company and you shall share in the arbitrator’s fees and expenses equally. The arbitrator shall have the power to award the prevailing party its attorneys’ fees and costs of arbitration (including the arbitrator’s fees paid by the prevailing party) except to the extent prohibited by applicable law. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration. Nothing in this Arbitration clause shall prevent you from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

MISCELLANEOUS:	If any provision or any part of this Offer Letter is adjudged by a court of competent jurisdiction (or an arbitrator) to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Offer Letter, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Offer Letter. This Offer Letter constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company (but not the Confidentiality Agreement), relating to such subject matter, including the Employment Agreement. The rights and obligations of the parties under the Offer Letter shall survive, and remain binding and enforceable, notwithstanding the termination of this Offer Letter, to the extent necessary to preserve the intended benefits of such provisions. This Offer Letter shall not be construed strictly for or against either party. No provision of this Offer Letter may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company (other than you). The failure of a party to insist upon strict adherence to any term of this Offer Letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Offer Letter. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

CLAWBACK:	You agree that to the extent required by applicable law or written Company policy, to the extent it implements the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the annual discretionary bonus, any equity compensation and any other incentive compensation shall be subject to any required clawback, forfeiture, recoupment, or similar requirement pursuant to such law or policy.

ASSIGNMENT:	This Offer Letter is personal to you and is not assignable. This Offer Letter shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and permitted assigns (including, without limitation, successors by merger, consolidation, sale, or similar transaction and in the event of your death, your estate and heirs in the case of any payments due to you hereunder).

NOTICES:	Any notice, request, claim, demand, document, and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

If to the Company: Company: Novatel Wireless, Inc. Attn: Board of Directors Facsimile: (858) 812-3402

If to you, at the address set forth in your Company personnel file;

or at any other address as any party shall have specified by notice in writing to the other party.

INSTRUCTIONS:	Please execute the original of this Offer Letter indicating your receipt, acknowledgment, and agreement with this Offer Letter. This offer is contingent on your execution and delivery to the Company of the following: (i) this Offer Letter and (ii) the Confidentiality Agreement.

We look forward to your remaining our Chief Executive Officer.

Novatel Wireless

/s/ Sue Swenson
Sue Swenson
Chairman of the Board of Directors

I am pleased to accept the offer of at-will employment under the terms stated in this Offer Letter, and I understand and agree to all of its terms.

Accepted:	/s/ Alex Mashinsky
Alex Mashinsky

Date:	November 2, 2014

APPENDIX A

DEFINITIONS

(a) “Accrued Amounts” means all accrued but unpaid salary, accrued but unused vacation, incurred but unreimbursed business expenses payable in accordance with applicable law or Company policy, or vested benefits (other than severance) under any Company benefit plan.

(b) “Cause” means (i) any act of material misconduct or material dishonesty by you in the performance of your duties; (ii) any willful failure, gross neglect, or refusal by you to attempt in good faith to perform your duties to the Company or to follow the lawful instructions of the Board (except as a result of physical or mental incapacity or illness) that is not cured within a reasonable period after written notice; (iii) your commission of any fraud or embezzlement against the Company; (iv) any material breach of any written agreement with the Company, which breach has not been cured by you (if curable) within thirty (30) days after written notice thereof to you by the Company; (v) your being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; and/or (vi) your failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of your fiduciary duties to the Company, which failure or breach is or could reasonably be expected to be materially injurious to the business or reputation of the Company.

(c) “Change in Control” means either:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) or of substantially all of the Company’s assets; provided, however, that an event described in this clause (i) shall not be deemed to be a Change in Control if any of the following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (ii)); or

(ii) the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof or at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

(d) “Change in Control Period” means the period commencing 30 days prior to a Change in Control and ending on the 12-month anniversary of such Change in Control.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(h) “Contemplation of a Change in Control” means a Covered Termination that occurs as a result of an action directed or requested by a person that directly or indirectly undertakes a transaction that constitutes a Change in Control of the Company.

(i) “Covered Termination” means your resignation for Good Reason or the termination of your employment by the Company other than a Disability Termination or a termination for Cause that, in each case and to the extent necessary, constitutes a Separation from Service (as defined in the Offer Letter).

(j) “Disability Termination” means a termination of employment by the Company of your employment after you have been unable for 90 days in any 365-day period to perform your material duties because of physical or mental incapacity or illness.

(k) “Employment Period” means the entire period during which you are employed by the Company.

(l) “Good Reason” means the occurrence, without your written consent, of any of the following: (i) a material diminution in your base compensation; (ii) a material diminution in your job responsibilities, duties, or authorities; (iii) a material change of at least fifty (50) miles in the geographic location at which you must regularly perform your service (it being recognized that you will regularly be performing your service in both San Diego and your home city and requiring you to cease performing services in your home city shall not be a material change of at least 50 miles); or (iv) the Company providing you with notice that it will not renew your Offer Letter. Notwithstanding the foregoing, you shall not be deemed to have “Good Reason” unless: (x) the condition giving rise to such resignation continues more than thirty (30) days following your providing to the Company a written notice detailing such condition; (y) such written notice is provided to the Company within ninety (90) days of the initial occurrence of such condition; and (z) your resignation is effective within thirty (30) days following the expiration of the Company cure period pursuant to subclause (x).

(m) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body, or other entity.

(n) “Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.

(o) “Termination Date” means the last day of your employment with the Company.